EXHIBIT 2.08
                                                                 EXECUTION COPY

                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 1st day of August, 1996, by and among RICHARDS CAJUN FOODS CORP., a Delaware corporation ("Purchaser"), ATLANTIC BEVERAGE COMPANY, INC., a Delaware corporation and owner of all of the capital stock of Purchaser ("ABEV") and J.L. RICHARD, a resident of the State of Louisiana, in his individual capacity and doing business as "Richards Cajun Country Processors" (and along with his successors and assigns and trusts "Seller").

                                    RECITALS:

                  WHEREAS, Seller is engaged in the business of manufacturing, marketing, selling and distributing prepared food products and related products and services (the "Business"); and

                  WHEREAS, Purchaser desires to acquire, and Seller desires to sell, the "Purchased Assets" (as described on Schedule A, attached hereto), and which, for purposes hereof, shall include the "Intangibles" as defined in
Section 5H hereof) for a purchase price which is established herein, all upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, and in consideration of the mutual premises and representations, warranties and covenants and other good and valuable consideration, the receipt and sufficiency of which being acknowledged, the parties agree as follows:

                  1. SALE AND PURCHASE. On the Closing Date (as defined in
Section 4 hereof), in reliance on the representations, warranties, covenants and agreements of the parties, and on the terms and subject to the conditions set forth herein, Seller shall sell, convey, transfer, assign and deliver to Purchaser, the Purchased Assets, free and clear of all Encumbrances (as defined in Section 5B hereof), except as permitted hereby. The Purchased Assets shall not include those assets identified on Schedule B, attached hereto (the "Excluded Assets"), which shall be retained by Seller. Purchaser is not assuming any liability or obligation of Seller of any nature whatsoever, except as expressly set forth in Schedule C hereto. Seller shall remain liable and responsible for all obligations and liabilities not expressly assumed by Purchaser hereunder, and regardless of any agreement relating to indemnification of the parties pursuant hereto.

                  2. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Purchased Assets shall be an amount equal to THREE MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($3,350,000.00), plus or minus, as the case may be, the "Net Asset Adjustment" (as defined in and determined pursuant to Schedule D, attached hereto), plus, in the event the "Operating Income Bonus" is earned (as defined in and determined pursuant to Schedule E, attached hereto), the issuance by Purchaser of the shares of common stock of ABEV set forth in such Schedule (the "ABEV Stock"). The Purchase Price shall be allocated for Federal Income Tax purposes among the Purchased Assets as agreed by the parties on or prior to the Closing Date, and each party agrees that, to the extent permitted by law, it or he shall account for the sale of the Purchased Assets in a manner consistent with such allocation.

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                  3.       PAYMENT OF PURCHASE PRICE.  On the terms and subject
to the conditions herein, Purchaser shall deliver to Seller on the Closing Date, the Purchase Price, as follows:

                           A.       CASH.  TWO MILLION FIVE HUNDRED THOUSAND
DOLLARS ($2,500,000), minus the Net Asset Adjustment, if and to the extent such adjustment is negative, all in immediately available funds;
and

                           B.       PROMISSORY NOTE.  Purchaser's and ABEV's
subordinated promissory note (the "Sub Note"), in the form of Schedule
F, attached hereto, in the principal amount of EIGHT HUNDRED FIFTY
THOUSAND DOLLARS ($850,000.00), plus the Net Asset Adjustment, if and to the extent such adjustment is positive.

                           C.       ABEV STOCK.  As defined and calculated
pursuant to Schedule E hereto, if the cumulative operating income (i.e., earnings before interest and taxes) of Purchaser for the thirty-six (36) months following the Closing Date is (i) between $2,250,000 and $2,500,000, then Purchaser shall deliver 25,000 shares of ABEV Stock to Seller, and (ii) greater than $2,500,000, the Purchaser shall deliver 37,500 shares of ABEV Stock to Seller, all in accordance with the terms and conditions in Schedule E.

                  4. CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place on August 1, 1996, at 10:00 A.M. (the "Closing Date") at the law offices of the Seller's counsel, or otherwise, on such other date or place as the parties hereto may mutually agree.

                  5. SELLER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Seller hereby represents and warrants to, covenants and agrees with, Purchaser, now and as of the Closing Date, as follows:

                           A.       ORGANIZATION, STANDING AND POWER.  The
federal employer identification number, state identification number for sales and tax purposes and all similar identification numbers for Seller are set forth on Exhibit 5A, attached hereto. Seller has all requisite power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now being conducted in the manner that, and in the places in which, the Business is now being conducted. Seller does not conduct the Business outside of the state of Louisiana. Seller does not conduct any business or own or lease any asset or property of any nature outside of the United States. Seller has the full power and authority and legal capacity to enter into and deliver this Agreement, sell the Purchased Assets and perform all other acts necessary or appropriate to consummate all of the transactions contemplated hereby.

                           B.       OWNERSHIP OF PURCHASED ASSETS AND RELATED
MATTERS.

                                    (i)     Seller has and will have, at
Closing, good and marketable title to, or a valid and transferable leasehold interest in, all of the Purchased Assets, except for such Purchased Assets as may be sold or otherwise disposed of between the date hereof and the Closing Date in the ordinary course of business. No other "Person" (as defined in Section 15M hereof) has any fee, leasehold or equitable interest in and to the Purchased Assets owned by such party, except as set forth on Exhibit 5B(i). Except as set forth on
Exhibit 5B(i), when delivered to Purchaser, the Purchased Assets will be free and clear of all the following (hereinafter collectively referred to as "Encumbrances"): security interests, liens, pledges,

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claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral, encumbering title in any way, other than the Encumbrances created hereby and pursuant to the Security Agreement.

                                    (ii)    Except as set forth on Exhibit
5B(ii), Seller does not own, and has never owned, any type or manner of equity in any Person involved in the Business or which owned or owns any of the assets used in the Business and there are no contracts, commitments, agreements, understandings or arrangements relating to such. Seller does not own, and has never owned, any type or manner of equity in any Person involved in the Business or which owned or owns any of the assets used in the Business and there are no contracts, commitments, agreements, understandings or arrangements relating to such.

                                    (iii)   Seller is not liable, contingently
or otherwise, for any of the debts of any other Person. Seller has never assumed or succeeded to the liabilities of any Person, whether by operation of law or otherwise. Except as set forth on Exhibit 5B(iii), Seller's business has never been known by any other name and has or does not do business under any other name.

                                    (iv)    Except as set forth on Exhibit
5B(iv), Seller has no direct or indirect financial stake in any Person which has an interest in any assets used in conducting the Business, except for Seller's fee interest in the real estate located at 1325 East Ebey Street, Church Point, Louisiana.

                                    (v)     Except for sales of inventory in
the ordinary course of business and the rights of Purchaser hereunder, there are no outstanding options, warrants or rights to purchase or acquire any interest whatsoever in any of the Purchased Assets. Except for this Agreement, and as set forth in Exhibit 5B(v), there are no contracts, commitments, agreements, understandings, arrangements or restrictions relating to the ownership or operation of any of the Purchased Assets.

                                    (vi)    The Purchased Assets constitute all
of the property necessary for the conduct of the Business in the manner in which and to the extent to which it is currently being conducted.
Other than business risks generally and the general state of the economy, Seller is not aware of any fact, event or action which could result in an adverse change in the Business, prospects, financial condition or results of operations or the operation or ownership of the Purchased Assets by Purchaser following the Closing.

                                    (vii)   The Purchased Assets which are
considered to be machinery and equipment, or fixed assets, to be acquired, individually and taken as a whole, will be, at the time of Closing, in a working condition necessary to support the operations of the Business in a manner consistent with past practices, have been maintained in good and working condition and, Seller has no knowledge of any condition which interferes with the economic value thereof or the use thereof in the manner used in the Business.

                                    (viii)  The Purchased Assets do not include
any interest of any nature in any parcel of real property, except for the fixtures, leasehold improvements and the real estate described on Part A of Exhibit 5H(i) (collectively, the "Real Estate").

                           C.       AUTHORIZATION.  This Agreement and all
writings relating hereto to be executed and delivered by Seller have been duly authorized by all necessary action and

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constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms. The individuals executing this Agreement and the other documents executed in connection herewith by or on behalf of Seller have been duly authorized and have the legal capacity to execute all of such documents. Neither the execution and delivery hereof nor any writing relating hereto nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) to Seller's knowledge, violate in any material respect any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (ii) violate or conflict with or constitute a default in any material respect under (or give rise to any right of termination, modification, cancellation or acceleration under), any agreement or writing of any nature to which Seller is a party or by which the Purchased Assets may be bound or affected, or result in the creation of any Encumbrance against or upon any of the Purchased Assets under any agreement or writing to which Seller is a party or by which it or its assets may be bound or affected; or (iii) impair or in any way limit any governmental or official license, approval, permit or authorization of Seller. Other than as set forth on Exhibit 5C, attached hereto, no consent or approval of or notification to any Person is necessary or required in connection with the execution and delivery by Seller of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

                           D.       FINANCIAL STATEMENTS.

                                    (i)     Exhibit 5D hereto consists of the
balance sheets and the related statements of income, and changes in financial position of Seller, and the notes thereto and the auditor's report thereon, if applicable, as at and for the fiscal years ended
December 31, 1993, 1994 and 1995 and all interim statements prepared to date for the fiscal year to end December 31, 1996 (collectively, the "Historical Financials"). The Historical Financials are true, correct and complete and present fairly the financial position of Seller and the results of their operations, retained earnings and changes in financial positions as at the dates thereof and for the periods covered thereby, do not include or omit to state any material fact which renders them misleading, and have been prepared on a consistent basis, except as may be disclosed therein. At the Closing, Seller shall deliver to Purchaser a balance sheet dated as of the end of business as of the end of the month prior to the Closing Date (the "Closing Balance Sheet") based on the best knowledge and good faith of Seller, which shall be prepared on a basis consistent with the Historical Financials and in accordance with the provisions hereof. The Closing Balance Sheet shall be certified by Seller as showing a good faith estimate of the financial position of the Business being acquired as of that date.

                                    (ii)    Except as disclosed therein or in
Exhibit 5D(ii), the statements of income included in the Historical Financials do not contain any items of special or nonrecurring income, and the balance sheets included in the Historical Financials do not, and the Closing Balance Sheet will not reflect any write-up or revaluation increasing the book value of any asset, other than adjustments mutually agreed upon by the parties in the determination of the Purchase Price, and as disclosed thereon.

                           E.       LIABILITIES.

                                    (i)     The liabilities on the Historical
Financials consisted, and the liabilities on the Closing Balance Sheet will consist, solely of obligations and liabilities incurred in the ordinary and regular course of Business to Persons which are not affiliated with Seller, except for payments with respect to the Real
Estate.
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                                    (ii)    As of February 1, 1996, with
respect to the Business, Seller did not, and as of the Closing will not, have, any liability or obligation of any nature whatsoever, including, without limitation, known or unknown, fixed or contingent, accrued, absolute, matured or unmatured, or any "loss contingencies" considered "probable" or "reasonably possible" within the meaning of the Financial Accounting Standards Board's Statement of Financial Accounting Standards
No. 5, which were not or will not be recorded on the Historical
Financials or the Closing Balance Sheet, as the case may be, or (in the case of liabilities not required to be recorded on such financial statements in accordance with generally accepted accounting principles applied on a consistent basis) specifically disclosed in the footnotes to the Closing Balance Sheet or on Exhibit 5E(ii) hereto, it being the intent of the parties that every liability of every nature be properly disclosed to Purchaser, and properly accrued on either the Historical Financials or the Closing Balance Sheet, as the case may be. All contingent liabilities either not disclosed or disclosed on Exhibit
5B(ii) shall be for the account of Seller for purposes of determining indemnification hereunder, and, if any such liability is paid by Purchaser, then, such payment shall be deemed accrued on the books of Seller for the purpose of retroactively adjusting the Net Asset
Adjustment.

                                    (iii)   All reserves and allowances
included or to be included in the Historical Financials and the Closing Balance Sheet are, and will be, adequate, appropriate and reasonable (in accordance with generally accepted accounting principles), as may be required by Purchaser's outside auditors.

                                    (iv)    Exhibit 5E(iv) is a complete list
(the "Payables' List"), as sworn to by Seller, of every creditor of Seller, including taxing authorities (whether the liability to such creditor is accrued, absolute, contingent or otherwise), listed by name, address, amount of liability to such creditor, and whether such liability is disputed. The Payables' List shall be updated as of the Closing Date.

                           F.       ABSENCE OF CHANGES.  Except as otherwise
listed on Exhibit 5F hereto, the Business has been operated only in the ordinary and regular course and there has not been, since September 1, 1995 and through the Closing Date there will not be, with respect to Seller and with respect to the Business: (i) any material and adverse change in Seller's condition, financial or otherwise; (ii) any material and adverse damage, destruction or loss, whether or not covered by insurance; (iii) other than for purchases of inventory in the ordinary course of business, the incurring of any obligation or liability of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of $10,000.00; (iv) any transfer or application of any assets of Seller to the payment of any amount payable to or for the benefit of either or any of the following Persons
("Seller's Affiliates"): any member of the family of Seller or any Person which is controlled, directly or indirectly, by Seller or by any member of the family of Seller; (v) any organized labor negotiations, strike or work stoppage affecting the Business or any threat of the foregoing; (vi) any sale, transfer or other disposition of any tangible or intangible asset of Seller to any Person (except for (a) payments of third party obligations incurred in the ordinary and regular course of business, in accordance with the regular payment practice of Seller, and
(b) sales of inventory in the ordinary and regular course of business);
(vii) any termination or waiver of any rights of material value to the Business; (viii) to Seller' knowledge, the adoption of any statute, rule, regulation or order which materially and adversely affects the Business; (ix) any increase in the compensation of, or benefits for, officers, employees, independent contractors or other Persons performing services for Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or

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commitment), having annual remuneration in excess of $40,000, except for increases in accordance with Seller's normal salary administration policies; (x) any capital expenditure or commitment in excess of $20,000.00 for property, plant or equipment of Seller; (xi) any forward purchase commitments not completed by the Closing Date involving more than $20,000.00; (xii) any material change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (xiii) any payment made (or withheld) by Seller not in accordance with its usual or customary practices; (xiv) any sale of goods or services to any customer where the payment for such goods or services allows for the payment therefor more than thirty (30) days after the goods or services have been provided to such customer; or (xv) any commitment, obligation or understanding to do any of the foregoing.

                           G.       TAX MATTERS.  Seller has filed, and will
file, all tax returns and reports required to be filed and, in respect of any period ending prior to or which includes the Closing Date, has paid, or has set up an adequate reserve for the payment of, all taxes required to be paid or anticipated to be payable. All tax returns of Seller for the last five (5) years have been delivered to Purchaser. Seller does not have any liability for any such taxes in excess of the amounts so paid or reserves so established. Seller has properly withheld and paid, and will properly withhold and pay, all payroll or similar taxes. Seller is not delinquent in the payment of any tax, assessment, penalties or interest and neither has requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. All tax returns filed or to be filed are, or will be, true and correct. No deficiencies for any tax, assessment, penalties or interest have been proposed, asserted, assessed or, to the knowledge of Seller, threatened against Seller. No tax return of Seller has been audited by the appropriate governmental authority since June, 1990, and, to the knowledge of Seller, none is threatened or contemplated. As of the date hereof, Seller has not given or been requested to give waivers of any statute of limitations relating to the assessment or payment of any taxes for any taxable period. For purposes hereof, the term "tax" shall include all Federal, state, local and foreign taxes, assessments, and all franchise, sales, use, occupation, property, excise or other taxes, and governmental charges, including penalties and interest relating to the foregoing.

                           H.       PROPERTY OWNED, LEASED OR LICENSED.

                                    (i)     (a)      Part A of Exhibit 5H(i)
contains a list of all real estate owned or leased by Seller with respect to the Business (collectively, the "Real Estate") and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options). With respect to the Business, Seller does not have any other interest in any real property and does not have any understandings, agreements or commitments to purchase any.

                                            (b)      True and complete copies
of all leases relating to the Real Estate have been delivered to Purchaser. Seller knows of no interior or exterior structural defects or material non-structural defects in the buildings or improvements thereto or in the plumbing, electrical, mechanical, heating, ventilating, air-conditioning, sprinkler or other systems thereof. Except as set forth in Part B of Exhibit 5H(i), or as set forth in an environmental assessment or an update thereof to be delivered to Purchaser (along with the update, the "Environmental Report") with respect to the Real Estate, there are no known underground or below grade storage tanks, pumps, piping, dispensers, or any retention pits located on any part of the Real Estate. Seller shall deliver to Purchaser a list of all documents, notices, test reports or other information relating thereto including a description of substances

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stored therein. In addition, at the Closing, Seller will deliver a
Certificate (the "Environmental Certificate") which details all known or suspected environmental concerns with respect to the Real Estate and the operation of the Business not expressly detailed in the Environmental Report. The Environmental Certificate shall also detail the sources of information utilized by Seller therein.

                                            (c)      With respect to the Real
Estate located at 1325 East Ebey Street, Church Point, Louisiana: Seller has good and indefeasible title in fee simple thereto and owns all buildings and other structures thereon; there are no unrecorded leases, Encumbrances, restrictions or other matters materially affecting title or the current use thereof and no Person has the right to impose or claim any interest whatsoever thereon; and, there are no covenants, conditions, restrictions or other title exceptions applicable thereto which are presently violated or which adversely affect the marketability thereof and there are no defects therein or thereon.

                                            (d)      The Real Estate is not
subject to or threatened with any requests, applications or proceedings to condemn, rezone or demolish all or any portion thereof. Seller has obtained all permits and certificates necessary for the use and occupancy thereof and the improvements thereon and such use and occupancy is and has been in compliance in all material respects with all federal, state and local laws, rules and regulations. All water, sewer, gas, electric, telephone, drainage and other utility equipment, air conditioning, heating, ventilation and all other facilities and services (collectively, the "Services") required by law or necessary for the operation of the Real Estate as it is now being operated are installed and connected pursuant to valid permits, are adequate to service such Real Estate, and are in good operating condition and repair, and no known material fact or condition exists which would result in the termination or impairment in the furnishing of any Service. The Real Estate has no federal licenses and needs none to operate the Real estate or the Business.

                                            (e)      Seller has not received
notice, nor does he have any awareness, of any currently due, pending or threatened general or special assessments, taxes, litigation or governmental proceedings against or affecting or which may affect the Real Estate. Seller does not pay any taxes or assessments with respect to the Real Estate, except as set forth in Part C of Exhibit 5H(i).

                                            (f)      Each parcel of Real Estate
consists of one contiguous parcel, abuts on and has direct vehicular access to a dedicated thoroughfare; and, except as set forth in the Commitment (as defined in Section 7A below), none of the Real Estate is in an area designated as being subject to flood hazards or risks.

                                            (g)      With respect to the leases
covering the Real Estate, if any, such leases are in full force and effect, are valid and binding obligations of the parties thereto, have not been amended and are enforceable against its parties in accordance with the terms thereof. There are no defaults (alleged or actual) by either party to such leases and no event has occurred which with due notice or lapse of time or both would constitute a default. Seller does not have any obligation to pay brokerage commissions or other compensation in connection with such leases.

                                    (ii)    Exhibit 5H(ii) contains a list of
each item of machinery, equipment, tooling, office furniture, automobiles, trucks and other fixed assets (collectively, the "Fixed
Assets") owned or leased by Seller included on the Historical Financials or to be included


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on the Closing Balance Sheet and all locations thereof. Exhibit 5H(ii)
also contains a list and brief description of each lease or other agreement under which Seller pays in excess of $5,000.00 annually to lease, license, hold or operate any Fixed Asset. Copies of all leases relating to any Fixed Asset have been delivered to Purchaser. The Fixed Assets will, individually or in the aggregate, be fit for such assets' intended use as of the Closing Date.

                                    (iii)   Part A of Exhibit 5H(iii) contains
a list of all unexpired non-governmental licenses, franchises, distribution rights and the like held by Seller (including, as to each, the names of the parties thereto, a description of the subject matter of the license, etc., the termination date or notice requirement with respect to termination, the basis of royalties calculation and renewal options, if applicable) and all unexpired trademarks, trade names
(including Seller's corporate and trade names), service marks, copyrights, know-how, patents or any other proprietary rights and applications for any of the foregoing owned or used by or registered in the name of Seller (collectively, the "Intangibles") and those Intangibles expired within the last two (2) years. Seller owns, or has a valid licensee interest in, all Intangibles, and, except as set forth on Part B of Exhibit 5H(iii), pays no royalty with respect to any of them, has the exclusive right to bring actions for the infringement thereof and has not granted any rights of any nature in any of the Intangibles to any Person. To Seller's knowledge, no product made or sold by Seller or for its benefit violates any license, franchise or distribution agreement or infringes any trademark, trade name, service mark, copyright, know-how or patent of another Person. Except as set forth on Part C of Exhibit 5H(iii), all Intangibles are assignable to Purchaser without the consent of any Person.

                           I.       INSURANCE.  Seller has maintained and
presently maintains in effect insurance covering the Purchased Assets and the Business from reasonably foreseeable losses and any liabilities or risks relating thereto and such insurance coverage shall be maintained by Seller through the Closing Date. Exhibit 5I hereto sets forth a complete list and accurate schedule (including the type of policy, the policy number, the limits of coverage, the carrier, the insurance agent or broker and the expiration date) of all insurance policies or performance bonds held or issued by or on behalf of Seller and now in force and those contemplated (including, without limitation, comprehensive general liability, personal liability, comprehensive general casualty and extended coverage, automobile, machinery, fire and lightning, title, endowment, life, workers' compensation and fidelity bond coverage) (collectively, the "Insurance Policies") and insurance agents and/or brokers providing such insurance coverage. Except as disclosed on Exhibit 5I, such coverage fully complies with all contractual requirements of the Business and Seller has not forfeited or waived any claim under any Insurance Policies and has fully complied with the terms and conditions thereof. The products liability, personal injury and property damage insurance maintained has been on an "occurrence" basis during the five-year period prior to the Closing
Date. Exhibit 5K sets forth all property damage or personal injury claims asserted against Seller during the past three years, or otherwise still pending. Except as otherwise set forth on Exhibit 5K, all of such claims have been and are being defended by insurance carriers or indemnitors without reservation and are or will be totally covered by the Insurance Policies. None Seller has not received any notification, either directly or indirectly, from any insurance carrier, denying or disputing any claim made by Seller, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible termination, cancellation or amendment of or premium increase with respect to any of the Insurance Policies. Seller does not have any claims pending or anticipated against any of the insurance carriers under any of such policies and there has been no, to the knowledge of Seller, actual or alleged, occurrence of any kind which may give rise to any such claim.

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                           J.       AGREEMENTS, ETC.  Exhibit 5J contains a
list of all written and brief description of all oral contracts, agreements, leases, understandings, commitments, licenses, letters of credit, instruments and obligations, the open purchase and sales orders journals as of the beginning of business on the date hereof (which journals shall be updated as of the Closing Date), and other instruments and obligations not listed on another Exhibit or schedule hereto (unless excluded therefrom due to the dollar amount involved) affecting the Business in any manner whatsoever (collectively, the "Contracts"). With respect to the Contracts, except as otherwise set forth on such Exhibit
5J: (i) all are in full force and effect, have not been modified or amended, and constitute legal, valid and binding obligations of the respective parties thereto; (ii) Seller has, in all material respects, performed all of the obligations required to be performed by it to date and is not in default or, to the knowledge of Seller, alleged, to be in default in any respect thereunder, no party has been released from any obligation thereto and there exists no event, condition or occurrence which, with or without notice, lapse of time or the occurrence of any other event, would constitute a default thereunder by Seller, or to Seller's knowledge, would constitute a default on the part of any other party thereto; and (iii) the continuation, validity and effectiveness under the current terms thereof (including the current rentals under any leases or licenses) will in no way be affected by the transactions contemplated hereby, or, if any would be affected without a consent or waiver, Seller shall cause an appropriate consent or waiver respecting such transfer to be delivered to Purchaser prior to the Closing Date at no cost or other adverse consequences to either of Seller or Purchaser;
and (iv) none require the payment or performance of material considerations by Seller or Purchaser on or after the Closing Date without the receipt of consideration of commensurate value, within the meaning of applicable fraudulent conveyance laws or decisions. Seller has furnished to Purchaser complete copies of all written Contracts and complete written summaries of all oral Contracts described on any Exhibit hereto. Seller is not restricted by any agreement to which it is a party from carrying on the Business anywhere in the world. The
Contracts confer on Seller all rights necessary to enable it to conduct the Business as now being conducted (as well as any expansion thereof now contemplated).

                           K.       LITIGATION AND CLAIMS, ETC.  Except as set
forth on Exhibit 5K, there are no personal injury, product liability or other actions, suits, claims, investigations or legal or administrative or arbitration proceedings of any nature pending or, to the knowledge of Seller, threatened, against or involving Seller, the Purchased Assets, the Intangibles, the Business or products, whether at law or in equity, or before or by any foreign, federal, state, municipal or other governmental or quasi-governmental instrumentality. Attached to Exhibit
5K are (i) all service bulletins or similar notices to customers, vendors or the public at-large and other Persons which discusses or notifies such Persons about problems with Seller's products, and (ii) all notes from all technical or engineering meetings which relate in any way to problems or potential problems in the design or manufacturing of such products. To the knowledge of Seller, there is no basis for any other such action, suit, claim, investigation or proceeding, and except as set forth on Exhibit 5K, none of the foregoing has been pending during the last three years. There are no outstanding orders, decrees or stipulations issued by any foreign, local, state or federal judicial or governmental or quasi-governmental authority to which Seller is or was a party or by which any is or was bound. The insurance coverages in the Insurance Policies are adequate in character and amount to pay all liabilities relating to the matters described in Exhibit 5K. Exhibit 5K also details all "recalls" which occurred on or after January 1, 1992, and details Seller's system for handling claims, whether under warranties or otherwise, and also lists all such claims made in the last three years.

                           L.       COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS;
OSHA.

                                    (i)     To his knowledge, Seller is in
compliance, in all material respects, with all federal, state and local laws, ordinances, regulations, permits, licenses, decrees, judgments and orders applicable to the Business, and has all foreign and United
States, federal, state and local governmental licenses and permits necessary for the conduct of the Business as presently conducted; such licenses and permits are legally valid and in full force and effect; no violations are or have been recorded in respect of any thereof; and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any thereof. Exhibit 5L contains a list and description (including subject matter and termination information) of (a) all such governmental licenses and permits (none of which will be affected by the transactions contemplated hereby, unless otherwise indicated on Exhibit 5L, and (b) all consents, orders, decrees and other compliance agreements under which Seller is operating or bound, copies of all of which have been furnished to Purchaser.


                                     (ii)    Seller has furnished to
Purchaser copies of all written reports in their control or possession of governmental inspections relating to the Business and the Purchased Assets from January 1, 1994 through the date hereof under any laws or regulations that either Seller or the Business is subject. To the knowledge of Seller, there have been no other similar inspections. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection through the Closing Date have been corrected, or will be corrected by Closing. Seller does not know or have reason to know of any other violation of any laws or regulations as they may relate to the Business, Purchased Assets or business practices of Seller.

                           M.       INVENTORIES.  The inventories of Seller
included on the Historical Financials and to be included on the Closing Balance Sheet are and will be valued with respect to each category of inventory at the lower of cost or market value, net of reserves. Such inventories are all usable in the ordinary and regular course of the Business, and are fit and sufficient for the purpose for which they were purchased. All excess and obsolete items have been written down to net realizable value, or written off, and the inventories which were in transit on the date hereof, and the inventories which are in transit on the Closing Date do not and will not include any items which are damaged, spoiled or below standard quality (except items for which Seller will receive credit or replacement from the manufacturer or shipper thereof). Seller has exercised, and on the Closing Date will exercise, its best efforts to have, the proper amount of inventories to conduct the Business consistent with past practices. Exhibit 5M lists the locations of all inventories. The inventories do not have any allocation of overhead except as specifically disclosed on Exhibit 5M. Except as specifically disclosed on Exhibit 5M, the inventory consists of items of quality and quantity usable in the normal course of the Business. Seller will provide to Purchaser a list of all inventory (the "Inventory List") on hand as of the end of the accounting period ending closest to the Closing Date, which list will comply with all of the requirements contained in Sections 5D and 5M hereof.

                           N.       EMPLOYEE MATTERS.  Seller has generally
enjoyed a good employer-employee relationship with its employees. Only to the extent that Seller is obligated by law or otherwise, Seller has accrued on the Historical Financials, and will accrue adequate reserves on the Closing Balance Sheet, all wages, salaries, contractual bonuses, vacation pay and other direct and indirect compensation earned by, or accrued for the benefit of, all employees (whether or not vested or payable by such date), including that portion of such accruals which may otherwise only be made at year end. The Closing Balance Sheet will also include accruals for year end contractual bonuses, pension and profit sharing contributions, and any other adjustments which might normally be made only at year end.
Upon termination of the employment of any employee, neither of Seller nor Purchaser will incur any liability for any severance or termination pay, pension or profit-sharing benefit or other similar payment under any practices or policies in effect on or prior to the Closing Date.
Except as set forth on Exhibit 5K, there are no controversies pending or, to the knowledge of Seller, threatened by any of Seller's employees, former employees, job applicants or any association, group or other
Person or Persons regarding any of Seller's employment practices or policies.

                                    Seller is not a party to or bound by any
employment or consulting agreement, any collective bargaining agreement or any other agreement with a labor union. There is not pending or, to the knowledge of Seller, threatened any labor dispute, strike or work stoppage (whether by their own employees or another Person's employees) which may affect the Business or which may interfere with its continued operation. Seller has complied with all laws, rules and regulations relating to the employment of labor, and there are no activities or proceedings of any labor union to organize any employees of Seller.
During the twelve-month period preceding the date hereof, there have not been any significant labor troubles involving employees of Seller and there are no significant threats of work stoppages by employees of Seller.

                                    Exhibit 5N contains a list of all managers,
employees, consultants, independent contractors and other Persons rendering any service to Seller who, during either of the 1995 or 1996 fiscal years, are expected to receive remuneration in excess of $40,000 from Seller, together with their job title and total remuneration paid to date and expected amount of remuneration in 1996.

                           O.       EMPLOYEE BENEFIT PLANS.  Seller does not
now maintain, nor has he ever maintained at any time in the past, any "employee pension benefit plan" or "employee welfare benefit plan," as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

                           P.       TRANSACTIONS WITH RELATED PARTIES.  Exhibit
5P lists all amounts directly or indirectly paid (or deemed for accounting purposes to have been paid) or to be paid by Seller, to, or received by Seller from any Person which is controlled by, controls, or under common control with, directly or indirectly, Seller during the current and the last fiscal year for products or services (including any charge for management, interest, capital employed, administrative, purchasing, financial or other services) related in any way to the Business. For purposes of this Section, the term "Seller" shall include any and all of the "Seller's Affiliates."

                           Q.       ACCOUNTS AND NOTES RECEIVABLE.  Exhibit 5Q
contains an aged list of unpaid accounts and notes receivable (collectively, the "Receivables") owing to Seller as of a date not more than four (4) business days prior to the date hereof, with the address of each of Seller's trade debtors. Purchaser shall be furnished with an updated schedule of Receivables and any other information relating thereto as Purchaser shall reasonably request on reasonable advance notice. All of the Receivables reflected on the Historical Financials and to be reflected on the Closing Balance Sheet constituted and will constitute only valid claims against third parties not affiliated with Seller. The schedule of Receivables also highlights trade debtors with principal places of business outside of the continental United States. The Receivables arose or will arise from bona fide transactions in the ordinary and regular course of Business and all (subject to the reserve for bad debt) are collectible within ninety (90) days after they arose or will arise, and are not subject to any defenses, set-offs or counterclaims. The Historical Financials do, and the Closing Balance Sheet will, include reserves for bad debt reasonably based on past customer performance. Except as listed on
Exhibit 5Q, Seller does not sell, and does not contemplate selling, products directly to the United States of America or any branch, agency or subdivision thereof, or any Person located in the State of New
Jersey. Exhibit 5Q also highlights those customers of Seller whose accounts have been more than thirty (30) days past due repeatedly over the past six (6) months, or who Seller has put on a credit hold within the last ninety (90) days.

                           R.       CUSTOMERS AND SUPPLIERS.  Exhibit 5R is a
list of the ten (10) largest customers and suppliers (measured by U.S.
dollar volume in each case) of Seller during the last twelve (12) months showing, with respect to each, the name, address and dollar volume involved. Seller is not required to provide any bonding, guaranty or other financial security arrangements in connection with any transactions with any of its customers or suppliers. Seller have no knowledge or reason to believe that as a result of the transactions contemplated hereby or otherwise, any customer or supplier listed on
Exhibit 5R intends to cease or substantially reduce, the purchase or sale, respectively, of goods or services from or to Purchaser on terms and conditions similar to those imposed on purchases and sales from and to Seller prior to the date hereof. Seller do not know of any claims or disputes pending, contemplated or threatened with respect to any of the parties referred to in Exhibit 5R and none are concerned about the financial viability of any of such parties.

                           S.       MISCELLANEOUS ASSETS.  The Purchased Assets
do not and will not include (i) any contracts for future services or prepaid items or deferred charges, the substantial value or benefit of which will not be usable by Purchaser after the Closing Date and (ii) any goodwill, organization expense or other intangible asset (other than the Intangibles).

                           T.       CREDIT CARDS.  With respect to the
Business, there are no credit or debit cards under which Seller has current or future liability.

                           U.       BUSINESS GENERALLY.  Since January 1, 1996,
to the knowledge of Seller, there have been no events, transactions or information affecting or relating to them or the Business which could be reasonably expected to have a material and adverse effect on the Business.

                           V.       REPORTS AND STUDIES.  Except for the report
and sales brochure prepared by Geneva Capital Markets, Inc., Exhibit 5V lists all reports and studies relating to the Business or the sale thereof in the possession or control of Seller prepared since January 1, 1995 by investment bankers, investment advisors, accountants, engineers, environmental consultants, management consultants or any other Persons.

                           W.       ENVIRONMENTAL MATTERS.

                                    (i)     Seller has not transported, stored,
treated or disposed, and has not allowed or arranged for any other Person to transport, store, treat or dispose waste to or at: (a) any location other than a site lawfully permitted to receive such waste for such purposes or (b) any location designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), or any similar federal, state or local statute; nor has it performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination of the environment.
Seller has not disposed, and has not allowed or arranged for any other Person to dispose, of waste upon property owned or leased by Seller.

                                    (ii)    (a) No generation, use, handling,
storage, treatment, Release (as defined below), discharge, spillage or disposal of any Hazardous Waste, Hazardous Substance or Hazardous
Chemical (as defined below) has occurred or is occurring at any site or Facility (as defined below) at any time owned, leased or operated, directly or indirectly, by Seller, (b) no Hazardous Waste or waste containing any Hazardous Substance or Hazardous Chemical generated, used, handled, stored or treated by Seller has been stored, Released, discharged, spilled or disposed of at any site or Facility at any time owned, leased or operated, directly or indirectly, by Seller, and (c) no site or Facility, at any time, owned, leased or operated, directly or indirectly, by Seller is or has been the site of any industrial facility, dump or landfill.

                                    (iii)   Except as disclosed in the
Environmental Report or to Seller's knowledge, no soil or water in, upon, under or adjacent to any site or Facility at any time owned, leased, or operated, directly or indirectly, by Seller has been contaminated by any Hazardous Waste, Hazardous Substance or Hazardous Chemical and no such site constitutes a nuisance of any kind or nature.

                                    (iv)    Seller has not received
notification of any past or present failure by Seller to comply with any laws, regulations, permits, franchises, licenses or orders applicable to them or the Business, which have not been remedied, cured or complied with, or, as disclosed on Exhibit 5W(iv), are in the process of being fully remedied, cured or complied with. Without limiting the generality of the foregoing, Seller has not received any notification (including requests for information directed to any) from any governmental or quasi-governmental agency or Person asserting that Seller is or may be a "potentially responsible party" for a remedial action at any Facility, pursuant to the provisions of CERCLA, or any similar federal, state or local statute assigning responsibility for the costs of investigating or remediation of Releases of contaminants into the environment.

                                    (v)     For purposes of this Agreement, the
terms "Hazardous Waste", "Hazardous Substance", "Hazardous Chemical", "pollutant", "contaminant", "Release" and "Facility" include any
"hazardous waste", "hazardous substance", "pollutant", "contaminant" and "facility", respectively, within the meaning of RCRA, CERCLA, the Emergency Planning and Community Rights to Know Act of 1986, as amended, or any other federal, state or local law, rule or regulation adopted pursuant thereto or otherwise relating to the disposal of Hazardous
Wastes or the cleanup of sites at which Hazardous Substances have been released or the environment in general.

                                    (vi)    Exhibit 5W(vi) is a list of (a)
locations (identified by address, owner/operator, type of facility, type of waste, and period of time the Facility was used) to which Seller, to his knowledge, has, during the past three (3) years, transported, or caused to be transported, or allowed or arranged for any other Person to transport, any type of waste material, generated by Seller or his customers, for storage, treatment, burning, recycling or disposal and
(b) storage, treatment, burning, recycling or disposal activities which Seller has undertaken, during the past three (3) years, at locations then or presently owned or occupied by Seller together with such other relevant information concerning such locations as would enable Purchaser to determine whether Seller has any liability for such locations and the activities thereon, including, but not limited to, property address, nature of Seller's interest in the property, current owner of the property, nature of the activity conducted at such location, type and form of waste, estimated volume of waste disposal on or in ground, and period of time the activity was conducted.

                                    (vii)   All work performed by or on behalf
of Seller in respect of issues raised by, in connection with or pursuant to the Environmental Report has been completed pursuant to validly issued permits and/or authorities, where necessary, and such work has been completed in compliance and according to the terms of such permits and/or authorities. The Business does not and, to Seller's knowledge, will not, have any limitation on the amount or level of discharge which can be placed into any local sewar (or similar) system, and no fees, taxes, levies or other charges will be incurred by the Business in connection with such discharge, except as set forth on Exhibit 5W(vii).
No permit or other authority is required for such discharge.

                           X.       ILLEGAL PAYMENTS; OTHER COMPETITORS.
Seller knows of no and has no reason to believe that any agent or representative of Seller made any illegal payments, gifts or the like in the procurement of any of the contracts or purchase orders being assigned hereunder.

                           Y.       BROKERS AND FINDERS.  Except for Geneva
Capital Markets, Inc., whose commission shall be borne entirely by Seller (and not assumed by Purchaser), none of Seller nor any agent, representative or employee thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and except as stated above, no broker or finder has acted directly or indirectly for Seller in connection with this Agreement and the transactions contemplated hereby.

                           Z.       ABEV STOCK MATTERS.

                                    (i)     Seller has a joint net worth with
his spouse, at the date hereof, of over $1,000,000.00, and therefore is an "accredited investor" within the meaning of Rule 501(a) promulgated by the Securities and Exchange Commission ("SEC") under the Securities
Act of 1933, as amended (the "1933 Act").

                                    (ii)    Seller has such knowledge and
experience in financial matters (either by himself or with his financial advisors) that he is capable of evaluating the relative risks and merits of an investment in the ABEV Stock.

                                    (iii)   Seller has received all of the SEC
Reports (as defined below).  In making his decision to acquire the ABEV
Stock, Seller has relied solely upon independent investigations made by him or his financial advisors, and he has received no representation or warranty from ABEV or any of its affiliates, employees or agents, except as expressly set forth herein.

                                    (iv)    Seller understands that the ABEV
Stock has not been registered under the 1933 Act or the securities acts of any of the states of the United States or other possessions or areas subject to its jurisdiction, in reliance on exemptions for private offerings and may be sold or disposed of in the absence of such registration only pursuant to an exemption from such registration and only in accordance with the terms, conditions and restrictions contained in this Agreement. The shares of ABEV Stock being delivered to Seller shall bear a legend to the following effect:

                                           "The securities represented by this
                                           certificate have not been registered
                                           under the Securities Act of 1933, as
                                           amended, and may not be sold or
                                           transferred except in compliance
                                           with that Act. The securities
                                           represented by this certificate are
                                           subject to the transfer restrictions,
                                           voting requirements and other
                                           conditions and provisions of an Asset
                                           Purchase Agreement dated as of August
                                           1, 1996 by and between RICHARDS CAJUN
                                           FOODS CORP., ATLANTIC BEVERAGE
                                           COMPANY, INC. and J.L. RICHARD,
                                           copies of which are on file at the
                                           principal executive offices of
                                           Atlantic Beverage Company, Inc."

                                    (v)     Seller understands that no federal
or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the ABEV
Stock.

                                    (vi)    The ABEV Stock being transferred to
Seller will be held by Seller solely for his own account (and not for the account of others) for investment and will not be held with a view to or for the resale, distribution, subdivision, or fractionalization thereof; Seller has no present intention or plans to enter into any contract, undertaking, agreement, or arrangement relating thereto.

                                    (vii)   Seller acknowledges that: there are
substantial restrictions on the transferability of the ABEV Stock; the ABEV Stock acquired will not be, and Seller has no right to require that the ABEV Stock be, registered under the 1933 Act; there may not be any public market for the ABEV Stock or such market may be limited; and, accordingly, Seller may not be able to liquidate his investment in the ABEV Stock in a timely manner.

                           AA.      MATERIAL DISCLOSURES.  No representation,
warranty, covenant or agreement by Seller contained herein, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules and Exhibits hereto and all writings furnished to Purchaser hereunder or in connection with the transactions contemplated hereby are accurate, true and complete. All representations, warranties, covenants and agreements made by Seller herein and all other agreements and instruments delivered in connection herewith or pursuant hereto and facts and information contained in the Exhibits and Schedules shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date. There are no facts, conditions, or aspects relating to the past or present operations of the Business which are not set forth herein which would have a material adverse affect upon the operation of the Business after the Closing Date or Purchaser's investment decision in acquiring the Purchased Assets, and none of Seller know of any fact, event or action not set forth herein or in the Exhibits hereto which could result in a material adverse change in the Business, prospects, financial condition or results of operations of the Business or the operation or ownership of the Purchased Assets by Purchaser following the Closing. The records of Seller are accurate and complete in all material respects and there are no matters as to which appropriate entries have not been made in such records.

                  6. PURCHASER'S AND ABEV'S REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS. Purchaser and ABEV jointly and severally represent and warrant to, and agree and covenant with, Seller, now and as of the Closing Date, as follows:

                           A.       ORGANIZATION, STANDING AND POWER.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser's federal employer identification number is 74-2776565. Purchaser has all requisite power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now being conducted in the manner that, and in the places in which, the Business has been conducted in the past. Purchaser will be, within seven (7) days of the Closing, legally qualified to transact business as a foreign corporation in Louisiana. Purchaser has the full power and authority and legal capacity to enter into and deliver this Agreement, acquire the Purchased Assets owned by such party and perform all other acts necessary or appropriate to consummate all of the transactions contemplated hereby.

                           B.       AUTHORIZATION.  This Agreement and all
writings relating hereto to be executed and delivered by Purchaser and ABEV have been duly authorized by all necessary action and constitute the valid and binding obligations of Purchaser and ABEV, enforceable in accordance with their respective terms. The individuals executing this Agreement and the other documents executed in connection herewith on behalf of Purchaser and ABEV have been duly authorized to execute all of such documents on behalf thereof. Neither the execution and delivery hereof nor any writing relating hereto nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) conflict with or result in a material breach of the Certificate of Incorporation or Bylaws or other formation documents of Purchaser and ABEV; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, modification, cancellation or acceleration under), any agreement or writing of any nature to which Purchaser and ABEV is a party or by which its assets may be bound or affected, or result, except as permitted hereby, in the creation of any Encumbrance against or upon any of the Purchased Assets under any agreement or writing to which it is a party or by which it or its assets may be bound or affected; or
(iv) impair or in any way limit any governmental or official license, approval, permit or authorization of Purchaser and ABEV. Other than as set forth on Exhibit 6B, attached hereto, no consent or approval of or notification to any Person is necessary or required in connection with the execution and delivery by Purchaser and ABEV hereof or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

                           C.       MATERIAL DISCLOSURES.  No representation,
warranty, covenant or agreement by Purchaser contained herein, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules and Exhibits hereto and all copies of all writings furnished to Seller hereunder or in connection with the transactions contemplated hereby are accurate, true and complete. All representations, warranties, covenants and agreements made by Purchaser herein and facts and information contained in the Exhibits and Schedules shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date.

                           D.       BROKERS AND FINDERS.  Neither Purchaser nor
any officer, director or employee thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and except as stated above, no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement and the transactions contemplated hereby.

                  7. CLOSING TRANSACTIONS. On the Closing Date (or on a date otherwise indicated herein):

                           A.       Seller shall deliver or cause to be
delivered to Purchaser:

                                    (i)     Such bills of sale, deeds,
endorsements, assignments, receipts and other instruments, in such form as are reasonably satisfactory to Purchaser, as shall be sufficient to vest in Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances.

                                    (ii)    Such keys, lock and safe
combinations, signature cards and other similar items as Purchaser shall require to obtain full and exclusive occupation and control of the Purchased Assets, including the Business' post office box.

                                    (iii)   The Certificates required by
Sections 9A and 9B hereof.

                                    (iv)    The legal opinion of counsel to
Seller, in substantially the form as Schedule G attached hereto.

                                    (v)     Possession of the Real Estate.

                                    (vi)    Such estoppel letters as are
reasonably requested by Purchaser, including those to be executed and delivered by the landlords of the Real Estate, if any, in form and substance acceptable to Purchaser's counsel.

                                    (vii)   Such bailment letters as are
reasonably requested by Purchaser, including those to be executed and delivered by the owners of real estate or warehouses, if any, where inventory is located, in form and substance acceptable to Purchaser's counsel.

                                    (viii)  All consents, waivers and releases
necessary, required or appropriate to consummate the transactions contemplated hereby.

                                    (ix)    Uniform Commercial Code Tax, Lien
and Judgement Search results showing all Encumbrances, if any, in the Purchased Assets, within sixty (60) days of the Closing Date, which Encumbrances, if any, will be released or terminated at or prior to the Closing.

                                    (x)     An Authorization of Inspection, in
form and substance acceptable to Purchaser.

                                    (xi)    Certificates of Title, as
appropriate, evidencing Seller's ownership of such of the Purchased Assets as have certificates of title.

                                    (xii)   (a)      On or before fifteen (15)
days prior to Closing, with respect to the Real Estate located at 1325
East Ebey Street, Church Point, Louisiana, a commitment ("Commitment") for an ALTA Owners Policy of Chicago Title Insurance Company, Form B (or other applicable policy) of a current date with extended coverage over general exceptions, subject only to those exceptions expressly approved by Purchaser, full survey coverage, no mechanic's lien exceptions and with those endorsements which Purchaser deems necessary or desirable, including, but not limited to, non-imputation, location, ALTA Zoning Endorsement 3.1 (including parking lots and loading docks, if any), contiguity, and a special endorsement that the bills for real estate taxes do not include taxes pertaining to any other real estate. Such title insurance policy shall be issued in the approximate amount of the fair market value of the real estate as reasonably determined by Purchaser.

                                            (b)      On or before fifteen (15)
days prior to Closing, with respect to such real estate, a current plat of survey of such parcel, made by a surveyor registered in the state in which the parcel is located, certified in favor of the party to be insured and Chicago Title Insurance Company, and made in accordance with the American Land Title Association Survey Standards (or other customary state standards) so as to induce the title insurance company to remove without subsequent addition any exception as to matters which would be disclosed by an accurate and complete survey or inspection of such real estate. Each such survey shall, in addition, accurately locate all improvements, building lines, parking areas, curb cuts, any encroachments of the improvements on the subject parcel over easements, setback lines or onto adjoining properties, or encroachments of the improvements on adjoining properties onto the subject parcel, recorded easements, lines and rights of way, all roadways, include a metes and bounds description, shall state the calculation of the square footage and the acreage thereof, shall state whether the subject real estate is located in an area designated by an agency of the United States as being subject to flood hazards or risks, and shall locate all storm sewers, sanitary sewers, water lines and other utility lines located upon the subject real estate and the service lines thereof from their respective main lines.

                                            (c)      The Commitment and
survey(s) shall be paid by Purchaser.

                                            (d)      If the Commitment or plat
of survey discloses either unpermitted exceptions or survey matters that adversely affect the marketability of such real estate, Seller shall have fifteen (15) days from the date of delivery thereof to have such exceptions removed from the Commitment or to correct such defects or to have the title insurer commit to insure against loss or damage that may be occasioned by such exceptions and, in such event, the Closing shall be extended to the first day of the month following the date when such defects have been removed. If Seller fails to have the exceptions removed, or in the alternative, to obtain the Commitment specified above as to such survey defects within the specified time, Purchaser may elect, upon notice to Seller within ten (10) days after the expiration of the foregoing 15-day period, to accept title as it then is with the right to deduct from the Purchase Price the value of liens or encumbrances of a definite or ascertainable amount. If Purchaser does not so elect, this Agreement shall become null and void without further action of the parties.

                                    (xiii)  The Closing Balance Sheet, and, as
updated to the end of the accounting period ended closest to the Closing, the Inventory List, an updated Payables' List and an updated Receivables Schedule.

                                    (xiv)   A statement signed by an
appropriate official of Church Point, Louisiana confirming all of the statements made in Section 5W(vii).

                                    (xv)    Results of environmental
assessments evidencing and indicating no environmental risk with respect to the Real Estate, within sixty (60) days of the Closing Date. If a phase II environmental assessment is not recommended other than for the pond at Seller's facility, Seller shall be reimbursed for the phase I assessment at the Closing. If a phase II environmental assessment is recommended, Purchaser shall pay that portion of the phase II investigation which relates to Seller's pond, and Seller shall pay the balance.

                                    (xvi)   Such other documents as the
Purchaser may reasonably request.

                           B.       Purchaser shall deliver or cause to be
delivered to Seller:

                                    (i)     The cash portion of the Purchase
Price.

                                    (ii)    The Sub Note.

                                    (iii)   The Certificates required by
Sections 10A and 10B hereof.

                                    (iv)    Certified copies of resolutions
duly adopted by Purchaser's and ABEV's Board of Directors approving the transactions contemplated by, and authorizing the execution, delivery and performance by Purchaser and ABEV of, this Agreement, and a certificate as to the incumbency of the officers of Purchaser and ABEV executing any instrument or other document delivered in connection with such transactions.

                                    (v)     Certificates of good standing of
Purchaser certified by the Secretaries of State of the States of Delaware and Louisiana, dated within thirty (30) days of the Closing
Date.

                                    (vi)    Certificate of good standing of
ABEV certified by the Secretary of State of Delaware, dated within thirty (30) days of the Closing Date.

                                    (vii)   A copy of the Certificates of
Incorporation of Purchaser and ABEV, certified by the Secretary of State of the State of Delaware, dated within thirty (30) days of the Closing Date.

                                    (viii)  The legal opinion of Tom D.
Wippman, P.C., counsel to Purchaser, in the form of Schedule H, attached hereto.

                                    (ix)    Such other documents as Seller may
reasonably request.

                           C.       Purchaser and Seller shall each execute and
deliver an Employment Agreement in the form attached hereto as Schedule
I (the  "Employment Agreement").

                  8.       CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

                           [THIS SECTION INTENTIONALLY LEFT BLANK]

                  9. CONDITIONS OF OBLIGATIONS OF PURCHASER. The obligations of Purchaser to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing
Date:

                           A.       REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS. The representations, warranties, covenants and agreements of Seller in this Agreement or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct in all material respects on the Closing Date, and Purchaser shall have received a Certificate signed by Seller to that effect.

                           B.       PERFORMANCE OF OBLIGATIONS OF SELLER.
Seller shall have performed all agreements and obligations required to be performed by them on or prior to the Closing Date, and Purchaser shall have received a Certificate signed by Seller to that effect.

                           C.       CONSENTS, WAIVERS AND RELEASES.  Seller
shall have obtained, or to the reasonable satisfaction of Purchaser obviated the need to obtain, all consents, waivers and releases from third parties necessary to execute and deliver this Agreement and consummate the transactions contemplated hereby. Also, Purchaser shall have obtained the consent of Purchaser's Board of Directors to consummate the transactions contemplated hereby.

                           D.       NO LITIGATION.  No action, suit or other
proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

                           E.       ABSENCE OF CHANGES.  Except as otherwise
listed on Exhibit 5F hereto, since January 1, 1996, the Business has been operated only in the ordinary and regular course and there has not been, and through the Closing Date there will not be, with respect to Seller, any thing or act described in Section 5F hereof, and there shall not have been, with respect to the Business, any adverse changes.

                           F.       COMPLETION OF REVIEW BY PURCHASER.
Purchaser shall have completed its business, accounting, financial, environmental and legal review of the Business and Purchased Assets, and Purchaser shall, in its sole and absolute discretion, be satisfied with the results of such investigation or otherwise waive this condition.

                           G.       CLOSING DOCUMENTS.  Seller shall have
delivered, or shall have caused the delivery of, all appropriate documents and instruments described in Section 7 hereof.

                  10. CONDITIONS OF OBLIGATIONS OF SELLER. The obligations of Seller to perform this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:


                           A.       REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS. The representations, warranties, covenants and agreements of Purchaser and ABEV herein or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct in all material respects on the Closing Date, and Seller shall have received a Certificate signed by Purchaser and ABEV to that effect.

                           B.       PERFORMANCE OF OBLIGATIONS OF PURCHASER.
Purchaser and ABEV shall have performed all agreements and obligations required to be performed by them on or prior to the Closing Date, and Seller shall have received a Certificate signed by Purchaser and ABEV to that effect.

                           C.       CONSENTS, WAIVERS AND RELEASES.  Purchaser
and ABEV shall have obtained, or to the reasonable satisfaction of Seller obviated the need to obtain, all consents, waivers and releases from third parties necessary to execute and deliver this Agreement, buy the Purchased Assets and consummate the transactions contemplated hereby.

                           D.       NO LITIGATION.  No action, suit or other
proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

                           E.       CLOSING DOCUMENTS.  Purchaser shall have
delivered, or shall have caused the delivery of, all appropriate documents and instruments described in Section 7 hereof.

                  11. CLOSING NOT A WAIVER. The fact that the parties have chosen to consummate the transactions contemplated hereby shall not act or be deemed or construed as a waiver of either party or estop either party from pursuing their respective rights to indemnification hereunder or other remedies for any reason whatsoever.

                  12.      POST-CLOSING COVENANTS.

                           A.       RESTRICTIVE COVENANTS.

                                    (i)     Nondisclosure.  Seller acknowledges
that he has been and will be entrusted with trade secrets, marketing, operating and strategic plans, customer and supplier lists, proprietary information, recipes and other confidential or specialized data and/or information relative to the Business, whether now existing or to be developed or created after the Closing Date (collectively, "Trade
Secrets"). Seller covenants and agrees that he shall at all times after the date hereof hold in strictest confidence any and all Trade Secrets that may have come or may come into his possession or within his knowledge concerning or related to the products, services, processes, recipes, businesses, suppliers, customers and clients of Seller and also that the Trade Secrets constitute Assets of Purchaser and not of any individual. Seller further covenants and agrees that neither he nor any Person controlled by him will for any reason, directly or indirectly, for himself or for the benefit of any other Person, use, copy, divulge or otherwise disseminate or disclose any of the Trade Secrets owned or used by, or licensed to, Seller or any of his affiliates or otherwise relating to Seller or the Business, provided that Seller may disclose
Trade Secrets pursuant to an order by a court of competent jurisdiction, provided, further, that Seller shall give Purchaser notice of such order and any court pleading requesting such disclosure, in order to provide Purchaser with an opportunity to prevent such disclosure or procure an appropriate protective order.

                                    (ii)    Customers and Trade Secrets.
Seller acknowledges that customers and customer accounts and the Trade
Secrets of Seller will, after the Closing, at all times be the sole and separate property of Purchaser, in which Seller has no rights whatsoever, and all activities of or work performed by Seller for or on behalf of Purchaser in the future will be performed solely for the benefit of Purchaser and the goodwill resulting from such efforts by either is and at all times will be the sole and separate property of Purchaser, which goodwill is intended to be protected, in part, by this Section.

                                    (iii)   Non-Solicitation; Non-Hire.  Seller
agrees that from the Closing Date and continuing for a period (the
"Non-Compete Period") of three (3) years from the Closing Date, neither he nor any person or enterprise controlled by him will solicit or hire or contract with, for employment, consulting or any other reason, any person who was employed by Purchaser or Seller or any of Purchaser's affiliates as a manager, sales person, officer, office head, buyer, accountant/controller or other key employee at any time within one (1) year prior to the time of the act of solicitation, or hire. The
Non-Compete Period shall be extended for that period of time during which Seller is in violation of the covenants contained in this Section
12A.

                                    (iv)    Non-Competition by Seller.  During
the Non-Compete Period, Seller agrees that neither he nor any person or enterprise controlled by him will become a stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage, directly or indirectly, in any enterprise which competes with the Business in any geographic area in which Seller does business on the date hereof, which area Seller acknowledges includes the Parishes in Louisiana described in Exhibit 12A(iv) hereof; provided, however, that the foregoing shall not prohibit the ownership of less than two percent
(2%) of the outstanding shares of the stock of any corporation engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. The Non-Compete
Period shall be extended for that period of time during which Seller is in violation of the covenants contained in this Section 12A.

                                    (v)     Relief, Reformation; Severability.
The parties agree that the covenants contained in this Section 12A are separate and are reasonable in their scope and duration and may be enforced by specific performance or otherwise. The parties shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of the covenants herein. Notwithstanding the foregoing, in the event that a covenant included in this Section 12A shall be deemed by any court to be unreasonably broad in any respect, then, to the extent permitted by law, the court which makes such finding shall modify such covenant for the purpose of making such covenant reasonable in scope and duration. The validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected by any such modification.

                                    (vi)    Remedies.  The parties acknowledge
that any breach of the restrictive covenants herein will cause irreparable harm to the other, and that such harm will be difficult if not impossible to ascertain. Therefore, if any action or proceeding is commenced by or on behalf of any party to enforce the provisions hereof, such party shall be entitled to equitable relief, including injunction, against any actual or threatened breach hereof, and any damages arising therefrom including, without limitation, reasonable fees of its attorneys and their support staff and all other costs and expenses incurred by the other party in good faith in connection therewith without bond should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude any party from any other remedy. Each party hereby waives the claim or defense to an action for equitable relief by the other that the other has an adequate remedy at law or has not been or is not being irreparably injured by such breach. FURTHERMORE, EACH
PARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING
ANY DISPUTE OF ANY NATURE ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RESTRICTIVE COVENANTS CONTAINED IN SECTION 12A HEREOF. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH
TRIAL WITHOUT A JURY.

                           B.       COLLECTION OF RECEIVABLES.  From and after
the Closing, Purchaser shall have the right and authority to collect, for its own account, all of the Receivables and other items intended to be transferred to it pursuant hereto, and to endorse in Seller's name any checks or drafts received on account of any such Receivables or such other items. Seller agrees that he will transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which Seller receives after the Closing in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, Receivables of any character or any other items intended to be transferred to Purchaser pursuant hereto.

                           C.       POWER OF ATTORNEY.  Effective as of the
Closing, Seller hereby constitutes and appoints Merrick M. Elfman or his successors and assigns, with the full power and right of substitution, as Seller's true and lawful attorney: (i) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser shall deem necessary or advisable; and (iii) to take all action which Purchaser may reasonably deem proper in order to provide Purchaser with all of the benefits relating to the Purchased Assets where any required consent of another party to the sale or assignment thereof to Purchaser shall not have been obtained. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

                           D.       SUBROGATION OF PURCHASER.  In the event
that Purchaser shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by Seller on or prior to the Closing, Purchaser shall be and hereby is subrogated to any rights of Seller under such insurance coverage, and, in addition, Seller agrees to promptly remit to Purchaser any insurance proceeds which he may receive on account of any such liability or damage.

                           E.       NO ADVERSE ACTION.  Neither Seller nor any
of his agents or representatives shall take any action, directly or indirectly, that would in any way adversely affect Purchaser's efforts to obtain all proper permits and authorizations necessary or appropriate to operate the Business in any manner deemed reasonable by Purchaser.

                           F.       SELLER'S PAYABLES.  All trade accounts
payable assumed by Purchaser will be discharged by Purchaser in the ordinary course of business, subject to off-sets, counterclaims, etc.

                  13.      INDEMNIFICATION.

                           A.       Seller agrees to indemnify and hold
harmless Purchaser, each Person, if any, who "controls" Purchaser within the meaning of the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each of Purchaser's shareholders, subsidiaries, affiliates, officers, directors, agents and other representatives against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, causes of action, suits, proceedings, costs of investigations, demands, assessments, judgments, Encumbrances and costs and expenses (including, without limitation, attorneys' fees, interest, penalties and all costs associated therewith incurred by such party in good faith) (collectively, "Losses") suffered, sustained, incurred or paid by any indemnified party, to which such indemnified party may become subject under any federal, state or local law, rule or regulation, at common law or otherwise (including in settlement of any litigation), insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue or inaccurate statement or alleged untrue or inaccurate statement made by Seller herein, including the information included in any Exhibit hereto, or arise out of or are based upon Seller's omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading; (ii) the claims of any broker or finder engaged by Seller; (iii) the nonfulfillment or breach or alleged nonfulfillment or breach of any agreement or covenant of Seller; (iv) the assertion against any indemnified party or any of their assets of any liability or obligation of Seller either disclosed on Exhibit 5E(ii) hereof or not accurately disclosed herein for any reason whatsoever (regardless of whether such liability or obligation is known or unknown, fixed or contingent, accrued, absolute, matured or unmatured or otherwise), or relating to Seller, or the Business or Purchased Assets, whether absolute or contingent, matured or unmatured, known or unknown, and regardless of any compliance with any applicable bulk sales' laws; (v) any personal injury, death, property damage or other claim of any nature (whether covered by warranties or otherwise) attributable to any services or products manufactured, processed, administrated, serviced or sold by Seller prior to the Closing Date; and (vi) all items that are or should have been listed on Exhibit 5K; and will reimburse each indemnified party for any legal or other cost or expense incurred by such party in good faith in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Seller may otherwise have and to any remedy which Purchaser may otherwise have. To the extent that any matter gives rise to indemnification hereunder, such matter shall be deemed to have been accrued on the books of Seller as of the date upon which the Net Asset Adjustment is to be made and is to be included, retroactively, for the purposes of calculating such adjustment and the Purchase Price. Any such adjustment shall not be included in the calculations set forth in Schedule E hereto, it being the parties intent not to have Seller benefit from such Purchase Price adjustment. Notwithstanding anything to the contrary contained herein, Seller shall only be responsible for indemnification pursuant to an Environmental Claim (as defined below) if such Environmental Claim either: (i) arises out of Seller's conduct of the Business, or (ii) existed during the pendency of Seller's ownership of any parcel of the Real Estate and Seller had knowledge or was aware of such condition.

                           B.       Purchaser will indemnify and hold harmless
Seller, each Person, if any, who "controls" Seller within the meaning of the 1933 Act or the Exchange Act, and Seller's respective shareholders, subsidiaries, affiliates, officers, directors, agents and other representatives against any and all Losses suffered, sustained, incurred or paid by any indemnified party, to which such indemnified party may become subject under any federal, state or local law, rule or regulation, at common law or otherwise (including in settlement of any litigation), insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue or inaccurate statement or alleged untrue or inaccurate statement of any material fact made by Purchaser herein, including the information included in any Exhibit hereto, or arise out of or are based upon Purchaser's omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading; (ii) the claims of any broker or finder engaged by Purchaser; (iii) the nonfulfillment or breach or alleged nonfulfillment or breach of any agreement or covenant of Purchaser; (iv) the assertion against any indemnified party or any of their assets of any liability or obligation of Purchaser, or relating to Purchaser's operations or any of its assets, whether absolute or contingent, matured or unmatured, known or unknown; and (v) any personal injury, death or property damage attributable to products manufactured and sold by Purchaser; and will reimburse each indemnified party for any legal or other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Purchaser may otherwise have and to any remedy which Seller may otherwise have.

                           C.       Promptly after receipt by an indemnified
party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party was prejudiced by such failure to notify or any other liability. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or the indemnified and indemnifying parties may have conflicting interests which would make it inappropriate for the same counsel to represent both of them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defense in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel representing all indemnified parties not having different or additional defenses or potential conflicting interests among themselves who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, or
(iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

                                    Notwithstanding anything contained herein
to the contrary, an indemnified party shall have no obligation to bring a third party action or an action for indemnification or contribution simultaneously or in connection with a third party action which may give rise to rights of indemnification or contribution or similar remedies.

                           D.       Seller acknowledges that Purchaser is
relying on all of the representations, warranties, covenants and agreements contained herein, without respect to whether Seller had knowledge of the information contained therein, and agree not to raise as a defense to a claim by Purchaser for indemnification pursuant to this Section 13 or otherwise that Purchaser had knowledge or Seller did not have knowledge of the untruth, inaccuracy, nonfulfillment or breach of, or Purchaser did not rely upon, the representations, warranties, covenants or agreements of Seller contained herein. Purchaser acknowledges that Seller is relying on all of the representations, warranties, covenants and agreements contained herein without respect to whether Purchaser had knowledge of the information contained therein and agrees not to raise as a defense to a claim by Seller for indemnification pursuant to this Section 13 that Seller had knowledge or Purchaser did not have knowledge of the untruth, inaccuracy, nonfulfillment or breach of, or Seller did not rely upon, the representations, warranties, covenants and agreements of Purchaser contained herein.

                           E.       All amounts that may become due from Seller
to Purchaser after the determination that such amount has become payable pursuant to this Agreement, shall be paid by Seller immediately upon demand by Purchaser, and if not so paid within five (5) business days of such demand, such amounts may be offset by Purchaser against any amounts then owing to Seller under any document, instrument, agreement or understanding, and if the amount to be offset is greater than the amount which is then currently owing to Seller, then (i) such amounts which are not then not able to be immediately offset or are not then immediately paid shall bear interest at the rate of fifteen percent (15%) per annum, accruing from the date such amount is demanded until paid or later offset, and (ii) Purchaser may pursue all other remedies available to it in order to collect such amount. The foregoing remedies shall not be mutually exclusive.

                           F.       All amounts that may become due from
Purchaser to Seller after the determination that such amount has become payable pursuant to this Agreement, shall be paid by Purchaser immediately upon demand by Seller, and if not so paid within five (5) business days of such demand, such amounts may be offset by Seller against any amounts then owing to Purchaser under any document, instrument, agreement or understanding, and if the amount to be offset is greater than the amount which is then currently owing to Purchaser, then (i) such amounts which are not then not able to be immediately offset or are not then immediately paid shall bear interest at the rate of fifteen percent (15%) per annum, accruing from the date such amount is demanded until paid or later offset, and (ii) Seller may pursue all other remedies available to them in order to collect such amount. The foregoing remedies shall not be mutually exclusive.

                  14.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           A.       All representations, warranties and
covenants made by any party hereto in this Agreement shall survive the Closing of the transactions hereunder as follows: (i) with respect to any General Claim (as hereinafter defined), shall thereafter terminate and expire on the eighteen (18) month anniversary of the Closing Date, if the party (the "Indemnitee") asserting such General Claim shall have given no written notice on or prior to such date to the party (the "Indemnitor") against whom such General Claim is asserted, and (ii) with respect to any Tax Claim (as hereinafter defined), shall thereafter terminate and expire on the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation, if the Indemnitee asserting such Tax Claim shall have given no written notice on or prior to such date to the Indemnitor against which such Tax Claim is asserted, and (iii) with respect to any Environmental Claim (as hereinafter defined), shall thereafter terminate and expire on the date upon which the liability to which any such Environmental Claim may relate is barred by all applicable statutes of limitation, if the Indemnitee asserting such Environmental Claim shall have given no written notice on or prior to such date to the Indemnitor against which such Environmental Claim is asserted. All notices described hereunder shall generally describe the claim being asserted. With respect to General Claims, no Indemnitee shall be entitled to indemnification hereunder until such time as aggregate Losses for General Claims exceed Twenty-five Thousand Dollars ($25,000) in the aggregate, at which time an Indemnitee shall be entitled to indemnification for all General Claim Losses suffered, sustained, incurred or paid by the Indemnitee.

                           B.       For purposes hereof, a "General Claim"
shall be a claim (other than a Tax Claim and an Environmental Claim) for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement, a "Tax Claim" shall be a claim for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of Sellers or cost or expense of any nature incurred by any Indemnitee or any of their successors, assigns or affiliates relating in any way to the payment of or liability for any tax of whatever nature, and an "Environmental Claim" shall be a claim for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of Sellers or cost or expense of any nature incurred by any Indemnitee or any of their successors, assigns or affiliates relating in any way to the generation, use, handling, storage, treatment, release, discharge, spillage or disposal of any Hazardous Waste, Hazardous Substance, Hazardous
Chemical, pollutant or asbestos by any Indemnitor or any of its predecessors, affiliates, successors, assigns, representatives, agents, employees or otherwise related to such Indemnitor.

                           C.       Notwithstanding the foregoing and anything
contained herein to the contrary, to the extent that a party has made a representation, warranty, covenant, agreement or commitment which extends beyond the time limitations described above, the parties agree that such time limitations, and the indemnities subject thereto, shall extend beyond such time limitations until the forty-fifth (45th) day after such representation, warranty, covenant, agreement or commitment terminates.

                           D.       The definitions above shall only affect the
time after which a representation, warranty, covenant or agreement survives the Closing Date (as set forth in Section 14A), and shall not affect or diminish the rights of the parties in Section 13 in any respect.

                           E.       The representations and warranties
hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made, or the fact that such representations, warranties, covenants and agreements were made to such party's knowledge.

                  15.      MISCELLANEOUS.

                           A.       MANNER OF CLOSING.  At the Closing, all
transactions shall be conducted substantially concurrently and no transaction shall be deemed to be completed until all are completed.

                           B.       ACCESS TO RECORDS.  Purchaser shall afford
to Seller and his agents, the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of Seller having an effect on all periods through the Closing Date, in connection with tax and financial reporting matters and other bona fide business purposes, and Purchaser shall use reasonable efforts to retain such books and records for a period of four (4) years from the date of such books and records.

                           C.       PARTIES IN INTEREST.  This Agreement shall
be binding upon, inure to the benefit of, and be enforceable by the parties (including ABEV) and their respective executors, successors and assigns. Notwithstanding the foregoing, should Seller already have, or in the future create, a trust for his benefit or the benefit of any family member, such trust will execute such instruments as are necessary to evidence the trust being jointly and severally liable for Seller's obligations hereunder, and by his execution hereof, Seller hereby acknowledges that any trust to which he has transferred assets for the purpose of estate planning purposes or to avoid liability hereunder or of which he is the trustee or is a beneficiary shall be jointly and severally liable for all of Seller's obligations hereunder.
Notwithstanding the foregoing, Seller is prohibited from assigning his interests hereunder, by operation of law or otherwise. Seller hereby consents to a collateral assignment of Purchaser's and ABEV's rights hereunder to a lender, understanding that such lender shall have the ability to enforce the rights of Purchaser and ABEV granted herein.

                           D.       ENTIRE AGREEMENT; AMENDMENTS.  This
Agreement, the Exhibits and Schedules attached hereto, and the other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter, and supersedes all prior understandings and agreements. This Agreement may be amended only by a written instrument duly executed by the parties. Any reference herein to this Agreement shall be deemed to include the Exhibits and Schedules attached hereto. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

                           E.       HEADINGS.  The section and subsection
headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                           F.       NOTICES.  All notices, claims,
certificates, requests, demands and other communications ("communications") hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed (by registered or certified mail, postage prepaid) or sent by overnight courier service or facsimile addressed as follows:

                                    IF TO SELLER:

                                    J.L. Richard
                                    1114 East Ebey Street
                                    Church Point, LA  70525

                                    WITH A COPY TO:

                                    J. Lee Wimberley, Esq.
                                    VIDRINE AND WIMBERLEY
                                    318 South Main Street
                                    Church Point, LA  70525
                                    Facsimile: (318)684-5418

                                    IF TO PURCHASER OR ABEV:

                                    Merrick M. Elfman
                                    650 Dundee Road, Suite 370
                                    Northbrook, Illinois  60062
                                    Facsimile: (847)480-0199

                                    WITH A COPY TO:

                                    Tom D. Wippman, P.C.
                                    650 Dundee Road, Suite 370
                                    Northbrook, Illinois 60062
                                    Facsimile: (847)480-0199

or to such other address as the person to whom a communication is to be given may have furnished to the others in writing in accordance herewith. A communication given by any other means shall be deemed duly given on the earlier of when actually received by the addressee or three (3) days after sending such communication. Notice hereunder to Representative shall be deemed to be notice to Seller.

                           G.       PUBLIC ANNOUNCEMENTS.  All public
announcements relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties hereto, or as Purchaser considers required or appropriate to comply with applicable law. Any governmental, public or private inquiries or requests for information shall be promptly referred to Purchaser.

                           H.       FURTHER ASSURANCES.  After the Closing
Date, without further consideration, the parties shall execute and deliver such further instruments and documents as either party shall reasonably request to consummate the transactions contemplated hereby and to perfect Purchaser's title to the Purchased Assets.

                           I.       WAIVERS.  Any party to this Agreement may,
by written notice to the other party hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

                           J.       MATERIALITY AND KNOWLEDGE.  The terms
"material" or "materially" or "materiality" shall mean either (i) the existence of a fact or condition or facts or conditions which, if a dollar amount is readily ascertainable with respect to such, has a value, either individually or in the aggregate, of more than $5,000.00, or (ii) the determination by a lender, in such lender's sole and absolute discretion, that such fact or condition is, or, if known to such lender would be, material for purposes of its making a loan to Purchaser in order to consummate the transactions hereunder or to avoid any acceleration of such loan, or (iii) any fact or condition which gives rise to any right of termination, cancellation, acceleration or modification of any agreement or understanding to which Seller is a party and such right has been exercised. The term "knowledge" shall mean
(i) actual knowledge or notice, (ii) that knowledge which a party should know after having made all reasonable inquiries and (iii) that an individual or individuals making a statement as to its, his or her "knowledge" has made all reasonable inquiries regarding the facts and circumstances relating to such statement.

                           K.       COUNTERPARTS.  The Agreement may be
executed in one or more counterparts, but all such counterparts shall constitute one and the same instrument.

                           L.       CERTIFICATE.  A Certificate shall mean a
certificate signed by the individual stating that (i) such individual who is signing the certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the individual's knowledge, after due inquiry, such certificate does not misstate any material fact and does not omit any fact necessary to make the certificate not misleading.

                           M.       USE OF CERTAIN TERMS.  The term "Seller"
shall also include all predecessors thereof and businesses acquired by or merged therewith, or businesses whose liabilities (some or all) have been assumed by Seller. The term "Person" shall mean an individual, a partnership, a joint venture, a joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, any other legal entity and a government, governmental body or quasi-governmental body, or any department, agency or political subdivision thereof.

                           N.       APPLICABLE LAW.  The terms and conditions
of this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana applicable to agreements between Louisiana residents entered into and to be performed entirely within Louisiana.

                           O.       CONSENT TO JURISDICTION.  For those matters
or disputes of any nature arising out of, connected with, related or incidental to the agreements and covenants contained in Section 12 hereof, the parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Louisiana located in the City of Baton Rouge and to the jurisdiction of the United States District Court for the Middle District of Louisiana for the purpose of bringing any action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person set forth herein or to any subsequent address to which notices shall be sent.

                           P.       AGREEMENT TO ARBITRATE.  Except for those
matters described in Section 15O above, in the event of any other dispute arising out of, connected with, related or incidental to this Agreement and the documents or instruments delivered in connection herewith, such dispute shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties, which notice shall set forth in detail the dispute, the parties involved and the position of such party with respect thereto. Within ten (10) business days after the delivery of such a notice, counsel for the parties shall deliver a joint request to James Watson, Esq., Lake
Charles, Louisiana, requesting Mr. Watson to deliver a list of ten (10) prospective arbitrators, all of whom Mr. Watson believes to be experienced in commercial arbitration, along with a brief resume of each such person. The parties shall do all things necessary to reasonably cooperate in the selection of the ten (10) persons, including holding
Mr. Watson harmless from any and all claims arising out of such selection and arbitration. If Mr. Watson declines, the list of ten (10) shall be selected by the party asking for arbitration receiving a list from any private dispute resolution firm with offices in Louisiana. The arbitrator shall be selected as follows: within three (3) days after the list is delivered to each party, each party shall assign rank of preference to each available arbitrator, with number one being the highest rank and ten being the lowest (i.e., a different rank must be assigned to each available arbitrator) and deliver such rankings confidentially to Mr. Watson or the firm which created the list; in the event of a tie, Mr. Watson or the firm which created the list shall then select the arbitrator from the two potential arbitrators which have tied. The single arbitrator with the lowest total score shall be the arbitrator for the dispute. The arbitrator so selected shall schedule a hearing in Baton Rouge on the disputed issues within forty-five (45) days after his appointment, and the arbitrator shall render his decision after the hearing, in writing, as expeditiously as is possible, and shall be delivered to the parties. The arbitrator shall render his decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing, and no party shall be entitled to discovery in such matter, except for a single document request to be made within fifteen (15) days after the request for arbitration and if not made within such time period shall be deemed waived. Each party shall supply a copy of any written materials to be submitted to the arbitrator at least ten (10) days prior to the scheduled hearing. The parties agree that the arbitrator shall not have any power or authority to award punitive damages. A default judgment may be entered against any party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. The successful party shall be entitled to recover all fees, costs and expenses incurred in connection with such arbitration. The parties hereto agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.

                                    THE PARTIES AGREE THAT ANY ARBITRATION
SHALL BE GOVERNED BY AND PURSUANT TO THE FEDERAL ARBITRATION ACT, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                           Q.       EXCEPTIONS TO EXCLUSIVE JURISDICTION AND
MANDATORY ARBITRATION. Notwithstanding the provisions of Sections 15O and 15P hereof, in the event that there is a third party action brought by any of Seller's suppliers, customers or end-users of Seller's products or any governmental entities which may give rise to rights of indemnification or contribution from one party(ies) to another, the parties hereto irrevocably submit themselves to the jurisdiction of the court in which such third party action is brought, and the party to be indemnified may, but shall not be obligated to, bring a third party action or other appropriate proceeding to enforce such rights of indemnification or contribution. The foregoing is not intended to confer any rights upon any other party other than the parties hereto.

                           R.       PRONOUNS.  All pronouns and any variations
thereof shall be deemed to refer to the masculine, feminine, singular and plural as the identity of that person referred to requires.

                           S.       EFFECT OF DISPUTES.  Notwithstanding the
fact that there may from time to time be disputes among the parties concerning the terms and conditions hereof, the parties agree not to under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the other parties hereto, or such parties' management, directors, employees, agents or representatives (including those of Purchaser's and ABEV's affiliates). Seller further agrees that he will not, at any time after the date hereof and without Purchaser's and ABEV's written consent, contact any past, present or prospective customer, supplier, employee or agent or representative of Seller with the intent, purpose or effect of injuring the reputation, business or business relationships of Purchaser and/or ABEV. The provisions of this Section shall survive the execution and termination hereof, irrespective of the reason for such termination.

                           T.       MUTUAL DRAFTING.  This Agreement is the
joint product of Purchaser, Seller and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                              RICHARDS CAJUN FOODS CORP.


                                              By /s/ Merrick M. Elfman
                                                 Merrick M. Elfman, Chairman


                                              ATLANTIC BEVERAGE COMPANY, INC.


                                             By /s/ Merrick M. Elfman
                                                Merrick M. Elfman, Vice Chairman


                                             /s/ J. L. Richard
                                             J.L. Richard

                                 EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                           DATED AS OF AUGUST 1, 1996


                                      AMONG

                           RICHARDS CAJUN FOODS CORP.,

                         ATLANTIC BEVERAGE COMPANY, INC.

                                       and

                                  J.L. RICHARD

                                    SCHEDULES


A.       Purchased Assets
B.       Excluded Assets
C.       Assumed Liabilities
D.       Form of Sub Note
E.       Determination of NAI Cash Flow and Option Consideration
F.       Seller's Counsel's Opinion
G.       Purchaser's Counsel's Opinion
H.       Form of Consulting Agreement

                                    EXHIBITS


5A Part A              Seller's and NAI's Identification Numbers
5A Part B              Foreign Qualifications of Seller and NAI
5B(I) Part A           Capital Structure of NAI and Seller
5B(I) Part B           Other Interests in and Encumbrances on Purchased Assets
5B(ii)                 Options to Acquire Capital Stock of NAI or Seller
5B(iii)                Capital Stock/Equity Interests in Persons Owned by Seller
5B(iv)                 Other Names of Seller
5B(v)                  Financial Stakes in Persons
5B(vi)                 Options of Other Persons in Purchased Assets
5B(vii)                Facts or Conditions Affecting the Business
5C                     Selling Parties' Necessary Consents or Approvals, Etc.
5D                     Historical Financials
5E(ii)                 Undisclosed/Contingent Liabilities
5E(iv)                 Payables' List
5F Part A              Exceptions to Absence of Changes
5F Part B              Schroeder Transaction Documents
5H(I) Part A           Description of Fixture, Furniture and Real Estate
5H(I) Part B           Environmental Matters
5H(I) Part C           Real Estate Taxes and Assessments
5H(ii)                 Fixed Assets
5H(iii) Part A         Intangibles
5H(iii) Part B         Royalties and Exceptions to Title of Intangibles
5H(iii) Part C         Exceptions to Assignability of Intangibles
5I                     Insurance Policies
5J                     Contracts
5K                     Litigation and Claims, Etc.
5L(I)                  Governmental Licenses, Permits and Compliance Matters
5L(ii)                 Other Violations
5M                     Location of Inventories, Allocations of
                       Overhead re: Inventory and List of Unusable
                       or Obsolete Inventory
5N                     Remuneration in excess of $40,000
5O(I)                  ERISA Matters
5O(v)                  Description of Unwritten Employee Plans
5P                     Transactions with Related Parties

5Q                     Accounts and Notes Receivable Aging
5R                     Customers and Suppliers
5T                     Bank Accounts, Etc.
5V                     Reports and Studies
5W(iv)                 Environmental Compliance Issues
5W(vi)                 Sites used by Seller and NAI
5Y                     Contracts with Revenue Guarantees
6B                     Purchaser's Necessary Consents or Approvals, Etc.
12A(iv)                Allowed Territories

                               SCHEDULE A

                            PURCHASED ASSETS


                  Seller agrees to and will sell, transfer, assign and deliver to Purchaser, free and clear of all liens, claims and Encumbrances of any nature whatsoever except those Encumbrances expressly assumed by Purchaser, all of the assets used in the Business, other than the Excluded Assets (as described on SCHEDULE B hereof), as they exist at the Closing, which Purchased Assets shall include (but not be limited to) the following:

                  A. all machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, trucks, automobiles, vehicles and other fixed assets owned or leased, including, without limitation, those identified on Schedule A(i);

                  B. all inventories including, without limitation, inventories of raw materials, work in process and finished goods, as identified on Schedule A(ii);

                  C. all of Seller's right, title and interest in its customer accounts, customer account contracts, Contracts and other rights to provide services to its customers, including, without limitation, those identified on Schedule A(iii);

                  D. all permits, licenses, governmental approvals, contracts, franchise rights, patents, trademarks, trade names, trade secrets, corporate names, telephone numbers, good will and all other proprietary rights and intangible assets used in the Business, as identified on Schedule A(iv);

                  E. fee title to the real estate located at 1325 East Ebey Street, Church Point, LA;

                  F.       all prepaid expenses;

                  G. all receivables of Seller, including, without limitation, all trade and customer accounts receivable arising from service or sales of inventory;

                  H. as they pertain to the Business, all operating data, books, files, documents and records of Seller, including without limitation, customer and supplier lists, insurance policies, financial, accounting and credit records, marketing information, advertising materials, correspondence, budgets and all other similar documents and records which pertain to the Purchased Assets;

                  I. all other known and unknown, liquidated or unliquidated, contingent or fixed rights, choses in action or causes of action of every nature and kind which Seller has or may have against any third party and all rights which may pertain to the Purchased Assets;

                  J.       office supplies and other consumable supplies; and

                  K.       any and all goodwill related to the foregoing.

                  Notwithstanding the foregoing, the omission from the foregoing list of any asset of Seller necessary for or used in connection with the operation of the Business is hereby deemed a Purchased Asset, and shall be transferred to Purchaser.

                               SCHEDULE B

                            EXCLUDED ASSETS


                  Anything to the contrary in SCHEDULE A notwithstanding, the Purchased Assets shall exclude the following assets:

                  A. the cash consideration, Note and ABEV Stock to be paid and/or delivered by the Purchaser hereunder and Seller's other rights under this Agreement;

                  B. all cash and cash equivalents and investments, whether short-term or long-term, of Seller, including bank accounts, certificates of deposit, treasury bills and securities, but excluding prepaid expenses;

                  C. all interests of Seller, in and rights of and relating to, any real property which Seller owns, leases or has any other interest, except for the real estate located at 1325 East Ebey Street, Church Point, Louisiana;

                  D.       all contracts not expressly listed on Schedule
A(iii); and

                  E. all personal assets of Seller described on Schedule B(v) hereto.

                               SCHEDULE C

                          ASSUMED LIABILITIES


                  Purchaser is not assuming or taking responsibility for any obligation or liability of Seller of any nature whatsoever, except (a) customer orders pending as of the Closing Date, which orders have been taken in the ordinary and regular course of business on terms and conditions (including pricing, delivery and payment) consistent with past business practices, (b) the trade accounts payable of Seller which have been incurred by Seller in the ordinary course of business, and (C) those obligations and liabilities expressly set forth on Schedule C1 hereto. By way of example, and not meant to exhaust those obligations and liabilities of Seller, whether contingent, fixed, liquidated or unliquidated, which are not being assumed by Purchaser are the following:

                  A. any obligations or liabilities of Seller arising under or disclosed in this Agreement; or

                  B. any obligations or liabilities of Seller for federal, state or local income tax liability arising from the operations of the Business, arising out of the sale of the Purchased Assets or any other matter of any nature; or

                  C. any obligation for any transfer, sales or other taxes, fees, levies, franchises or impositions of any nature (including interest and penalties) arising from the operations of the Business or any other matter of any nature, except for taxes arising strictly out of the transfer of the Purchased Assets.

                  Notwithstanding the last sentence on Schedule A, the omission of any liability of Seller from this Schedule shall be deemed to be a liability which is not being assumed by Purchaser.

                              SCHEDULE C1

                      ASSUMED LIABILITIES (CONT.)


                  Obligations for transfer, sales or other taxes, fees, levies, franchises or impositions arising strictly out of the sale of the Purchased Assets.

                               SCHEDULE D

                 DETERMINATION OF NET ASSET ADJUSTMENT

                  Pursuant to the Asset Purchase Agreement to which this Schedule D is attached (the "Agreement"), the Net Asset Adjustment will be calculated in accordance with the following:

             1. For purposes of the Agreement and this Schedule D thereto, the following terms shall have the following meanings, all in accordance with GAAP:


===============================================================================
             Term                                                    Definition

===============================================================================
Cash All cash and cash equivalents, as determined in accordance with generally accepted accounting principles, consistently applied ("GAAP").

===============================================================================
Accounts Receivable               The gross value of customer's accounts,
                                  bills and notes receivable received from bona fide transactions in the ordinary course of business, valued at the amount of such account, bill or note.

===============================================================================
Inventory                         Inventories of finished goods, work in
                                  process, supplies and raw materials, that are saleable or usable in the ordinary course of business, valued (using material, direct labor and manufacturing overhead as to finished goods and work-in-process only and no overhead of any nature allocated to raw materials) at amounts not in excess of cost or current market value, whichever is lower.

================================================================================
Prepaid Items                     Any items of prepaid  expense for rent,
                                  postage or other items, the benefits of which will accrue to Purchaser, and which were made in the ordinary course of business, all prorated to the Closing Date.

================================================================================
Trade Accounts Payable            The  gross  value of  Seller's  debts to
                                  suppliers  and  vendors  for  goods and
                                  services provided or to be provided from bona fide transactions in the ordinary course of business.

================================================================================
Accrued Liabilities               All Taxes which will be paid by Purchaser,
                                  accrued commissions,  wages, bonuses,
                                  401(k) and profit sharing contributions, prepaid sales and all other liabilities of any nature whatsoever (including contingent or unknown liabilities which mature or become fixed at a later date) which are or should be accrued by Seller or were contingent as of the Closing
                                  Date.  Accrued  Liabilities  will  also
                                  include, on a pro rated basis, accruals for year end bonuses, pension and profit sharing contributions, and any other adjustments which might normally be made only at year end, including year-end bonuses, contributions, etc., only to the extent that Seller is obligated by law or otherwise to make such payments.

================================================================================
Net Assets                        As of any date, the sum of Accounts
                                  Receivable, Inventory, and Prepaid Items, less the sum of Trade Accounts Payable and Accrued
                                  Liabilities.

================================================================================

                  2. As of the Closing Date, in order to determine an estimate of the Net Asset Adjustment (the "Estimated Net Asset Adjustment"), Seller will deliver to Purchaser a good faith estimate, determined in accordance with the definitions above, of the amount of Seller's Net Assets as of July 31, 1996 (the "Estimated Net Assets"), which has been calculated by the Seller and which has been certified by Seller as containing, to the best of his knowledge, the Net Assets as of July 31, 1996. If and to the extent the Estimated Net Assets exceeds One Hundred Sixty Thousand Dollars ($160,000.00), the principal amount under the Sub Note shall be increased. If and to the extent the Estimated Net Assets is less than On Hundred Sixty Thousand Dollars ($160,000.00), Purchaser shall receive a credit against the cash portion of the Purchase Price to be delivered at the Closing. As set forth below the parties will reconcile the amounts paid from one party to another based upon Estimated Net Assets, with what amounts should have been paid based upon the actual Net Assets.

                  3. Immediately after the Closing Date, an examination of the Accounts Receivable, Inventory, Prepaid Items, Fixed Assets, Trade Accounts Payable and Accrued Liabilities will be conducted by a Purchaser's regularly employed accountants for the purpose of determining the values of those assets and items as of the Closing Date in accordance with the definitions above and the amount of the Net Asset Adjustment (the "Post-Closing Audit") and determining the actual Net Assets as of the Closing Date. The accounting firm selected shall be at the sole discretion of Purchaser, and Purchaser shall be responsible for all costs and expenses incurred in performing the Post-Closing Audit. The accounting firm which is retained shall make its computations as quickly as possible and will use its best efforts to complete their computation of the Net Asset Adjustment within 90 days after the Closing Date. The computation shall be made in accordance with the terms and provisions of this Agreement. In the course of calculating the Net Asset Adjustment, such accountants shall make their records and personnel available to Purchaser and Seller for the purpose of review and analysis. Promptly after such accountants have completed their computation, they will deliver copies thereof to Purchaser and Seller. Such computation shall be binding on all recipients, unless, within five (5) days after delivery of the computation, any recipient delivers a notice to all others, specifying in detail all alleged errors in such computation, in which event such computation shall be binding upon all the parties hereto only as to matters as to which no errors have been specified in such notice. If all points in dispute have not been resolved within 20 days following the delivery of such notice, any recipient of such notice may submit the points remaining in dispute to the certified accounting firm of DeLoitte & Touche, or in the event of their refusal or inability to act, then to Price Waterhouse & Co. The costs of the accounting firm shall be borne by the party contesting such valuation. If none of the certified accounting firms set forth above is willing or able to act as arbitrator, the arbitrator shall be a firm of certified public accountants appointed by Purchaser. The determination of the arbitrator of the points submitted shall be binding and conclusive on all parties. The arbitrators fees and expenses shall be paid by, and in such proportions as the arbitrator may determine. Notwithstanding the binding effect of the computation as set forth above, such computations may be adjusted subsequently due to a matter giving rise to indemnification.

                  4. Within 15 days after the accountants' report becomes binding on the parties to the Agreement, Purchaser and Seller will reconcile the Purchase Price with the amounts actually paid by Purchaser to Seller, by the appropriate payment, in cash or by other immediately available funds, from one party to the other or an increase in the principal amount outstanding under the Sub Note, as the case may be.

                               SCHEDULE E


                 CALCULATION OF OPERATING INCOME BONUS


                  At the end of the thirty-sixth month following the Closing, ABEV's independent auditors will determine the cumulative operating income (i.e., earnings before interest and taxes) of Purchaser as a stand alone entity for such thirty-six (36) month period. Such calculation shall include reasonable allocations of overhead and other non-operating expenses. Upon the condition that Seller is employed as an employee of Purchaser at the end of such thirty-six (36) month period, or even if Seller's employment with Purchaser has been terminated pursuant to section 6(d) of his employment agreement prior to such period, ABEV and/or Purchaser will deliver to Seller that amount of ABEV Stock opposite the cumulative operating income figures below (the "Operating Income Bonus"):


                 Cumulative Operating Income        Shares of ABEV Stock
                    Less than $2,250,000                      0
                  $2,250,000 to $2,500,000                 25,000
                   $2,500,001 and Greater                  37,500

                  Certificates representing the ABEV Stock shall be delivered, if earned, within five (5) days after Purchaser's cumulative operating income becomes final per Purchaser's audit(s) for the applicable year.

                  Purchaser and ABEV shall afford to Seller and his agents, the opportunity, upon reasonable advance notice, to examine and make copies of (at Seller's cost) the books and records of Purchaser having an effect on the calculations provided for in this Schedule.

                  THE PARTIES AGREE AND ACKNOWLEDGE THAT ANY ADJUSTMENT PURSUANT HERETO SHALL BE TREATED AS AN ADJUSTMENT TO THE PURCHASE PRICE FOR FEDERAL INCOME TAX PURPOSES.

                               SCHEDULE F

                            FORM OF SUB NOTE


See attached.

                               SCHEDULE G

               FORM OF LEGAL OPINION OF SELLER'S COUNSEL


See attached.

                               SCHEDULE H

              FORM OF LEGAL OPINION OF PURCHASER'S COUNSEL


See attached.

EXECUTION  COPY


                               SCHEDULE I

                      FORM OF EMPLOYMENT AGREEMENT


See attached.